Exhibit 10.14
EXELIS INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

EXELIS INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
The Exelis Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) first became effective as of October 31, 2011 following the spin-off of Exelis Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”). The Plan was created as a spin-off of the Predecessor Plan to govern prior deferrals by Non-Employee Directors made under the Predecessor Plan and to provide Non-Employee Directors with a means of deferring director fees in accordance with the terms of the Plan.
The Plan shall remain in effect as provided in Section 6.01 hereof, and Participants shall be deemed to receive full credit for their service and participation with the Predecessor Corporation as provided in Section 4.06(c) hereof. Further, the Plan shall not deprive a Participant of the right to payment of deferred compensation credited as of the date of termination or amendment, in accordance with the terms of the Plan as of the date of such termination or amendment.

ARTICLE 1. DEFINITIONS
1.01	“Adoption Date” shall have the meaning set forth in Section 2.01(a).

1.02	“Administrative Committee” shall mean the Board’s Compensation and Personnel Committee or the person or persons appointed by the Board’s Compensation and Personnel Committee pursuant to Article 8 hereof to administer the Plan.

1.03	“Beneficiary” shall mean the person or persons designated by a Participant pursuant to the provisions of Section 5.04.

1.04	“Board” shall mean the Board of Directors of the Corporation.

1.05	“Business Day” shall mean any day on which the New York Stock Exchange, or a successor thereto, is open.

1.06	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.07	“Corporation” shall mean Exelis Inc., an Indiana corporation, or any successor by merger, purchase or otherwise; provided, however, that for purposes of deferrals made under the Predecessor Plan, Corporation shall mean the Predecessor Corporation as the original deferral recorder.

1.08	“Deferral Account” shall mean the bookkeeping account (or subaccounts) maintained for each Participant to record the amount of Director Fees such Participant has elected to defer in accordance with Article 3 and/or pursuant to a Prior Deferral Agreement, adjusted pursuant to Article 4.

1.09	“Deferral Agreement” shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form and with such title as is approved by the Compensation and Personnel Committee of the Board or the Administrative Committee, between a Non-Employee Director and the Corporation, under which the

Non-Employee Director agrees to defer a portion of his or her Director Fees earned for a specified Service Year.

1.10	“Deferral Election Deadline” shall have the meaning set forth in Section 3.01(a).

1.11	“Deferrals” shall mean the amount of deferrals credited to a Participant’s Deferral Account pursuant to Section 3.03.

1.12	“Director Fees” shall mean the fees paid in cash, including, without limitation, any annual retainer, monthly fee, Board meeting fee or committee meeting fee that a Non-Employee Director may be entitled to receive for services as a member of the Board or a committee thereof.

1.13	“Grandfathered Deferrals” shall mean deferred Director Fees (and any earnings thereon, including amounts attributable to dividends on such deferred Director Fees) that were initially deferred prior to 2005. For avoidance of doubt, an amount will be treated as initially deferred prior to 2005 if the amount would have been paid before 2005 had it not been deferred.

1.14	“In-Service Subaccount” shall mean the bookkeeping account described in Section 5.01(a) maintained to record Deferrals (and related gains and losses on such Deferrals) that a Participant has elected to have paid upon the first to occur of the Specified Distribution Date, the Participant’s Retirement or the Participant’s death.

1.15	“Non-Employee Director” shall mean a member of the Board who is not concurrently an employee of the Corporation.

1.16	“Participant” shall mean, except as otherwise provided in Section 2.02, each Non-Employee Director who has executed a Deferral Agreement pursuant to the requirements of Articles 2 and 3.

1.17	“Plan” shall mean the Exelis Inc. Deferred Compensation Plan For Non-Employee Directors, as set forth in this document, as it may be amended from time to time; provided, however, that the term “Plan” shall include the Predecessor Plan with respect to all prior service and participation by a Participant with the Predecessor Corporation and preserving all rights by Participants regarding Grandfathered Deferrals.

1.18	“Predecessor Corporation” shall mean the Corporation as such term was defined under the Predecessor Plan immediately prior to October 31, 2011.

1.19	“Predecessor Plan” shall mean the ITT Corporation Deferred Compensation Plan for Non-Employee Directors as in effect prior to October 31, 2011.

1.20	“Prior Deferrals” shall mean Deferrals relating to annual cash retainers that were (a) initially deferred after 2004 pursuant to a Prior Deferral Agreement, (b) not yet distributed as of the Adoption Date and (c) deferred by Non-Employee Directors who consent to have their Prior Deferrals become subject to the terms of the Plan. For avoidance of doubt, (a) an amount will be treated as initially deferred after 2004 if the amount would have been paid after 2004 had it not been deferred and (b) the term Prior Deferrals shall not include any restricted stock, restricted stock units or Grandfathered Deferrals.

1.21	“Prior Deferral Agreement” shall mean a deferral agreement and/or document that was effective prior to the Adoption Date and that governs the Directors’ Prior Deferrals. For avoidance of doubt, the term Prior Deferral Agreement shall not include any agreement or document governing (a) restricted stock or restricted stock unit awards or a Non-Employee Director’s election to receive restricted stock or restricted stock unit awards or (b) Grandfathered Deferrals.

1.22	“Reporting Date” shall mean the first Business Day of each calendar month following the Adoption Date, or such other day as the Administrative Committee may determine.

1.23	“Retirement” shall mean, subject to Section 8.01(c), the termination of a Non-Employee Director’s service as a member of the Board.

1.24	“Retirement Subaccount” shall mean the bookkeeping account described in Section 5.01(a) maintained to record Deferrals (and related gains and losses on such Deferrals) that a Participant has elected to have paid upon the first to occur of the Participant’s Retirement or death.

1.25	“Service Year” shall mean the period beginning on the date of the Annual Meeting of Shareholders in any year and ending on the day immediately preceding the date of the Annual Meeting of Shareholders for the subsequent year, or such other period as shall be specified from time to time by the Administrative Committee.

1.26	“Specified Distribution Date” shall mean a Business Day selected by a Participant pursuant to Section 5.01(a).

1.27	“Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or the Participant’s spouse, beneficiary or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance) or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, however, that an Unforeseeable Emergency shall only exist to the extent the severe financial hardship would constitute an Unforeseeable Emergency under Code Section 409A, related regulations and other applicable guidance.

ARTICLE 2. INTRODUCTION AND PARTICIPATION
2.01	Introduction
(a)	The Plan was adopted by the Board on October 11, 2011 (the “Adoption Date”).

(b)	The Plan shall govern (i) Deferrals (as adjusted pursuant to Article 4) made pursuant to a Deferral Agreement executed after the Adoption Date and (ii) Prior Deferrals (as adjusted pursuant to Article 4). All Prior Deferral Agreements will be deemed amended to the extent the terms of the Prior Deferral Agreement are inconsistent with the terms of the Plan so that, to the extent of any such inconsistency, the terms of the Plan will govern.
2.02	Participation
(a)	All Non-Employee Directors shall be eligible to participate in the Plan. An individual who is determined to be a Non-Employee Director with respect to a Service Year and who desires to have Deferrals credited on his or her behalf pursuant to Article 3 must execute a Deferral Agreement with the Administrative Committee authorizing Deferrals under the Plan in accordance with the provisions of Sections 2.02(b) and 3.01.

(b)	The Deferral Agreement shall be in writing and properly completed upon a form approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide for the deferral of all or a portion of the Non-Employee Director’s Director Fees and shall include such other provisions as the Administrative Committee deems appropriate.
2.03	Termination of Participation
Participation shall cease when all benefits to which a Participant or Beneficiary is entitled to hereunder are distributed.

ARTICLE 3. DEFERRALS
3.01	Deferral Elections
(a)	Except as provided in Section 3.01(d), a Non-Employee Director may elect to defer Director Fees that will be earned in the Service Year that begins in the following calendar year by filing a Deferral Agreement with the Administrative Committee on or before (i) the close of business on the last Business Day of the calendar year preceding the calendar year in which such Service Year begins or (ii) such earlier date as may be specified by the Administrative Committee (the “Deferral Election Deadline”).

(b)	Except as provided in Sections 3.01(d) and 3.05 and subject to such restrictions as the Administrative Committee may establish from time to time, a Non-Employee Director’s election to defer Director Fees earned in any Service Year shall become irrevocable on the Deferral Election Deadline. A Non-Employee Director may revoke or change his or her election to defer Director Fees at any time prior to the date the election becomes irrevocable, subject to such restrictions as the Administrative Committee may establish from time to time. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(c)	Except as provided in Section 3.01(d), a Participant’s Deferral Agreement shall apply only with respect to Director Fees earned in the Service Year that begins in the calendar year following the calendar year in which the Deferral Agreement is filed with the Administrative Committee. A Non-Employee Director must file, in accordance with the provisions of Section 3.01(a), a new Deferral Agreement to defer Director Fees earned in any subsequent Service Year.

(d)	Notwithstanding anything in this Section 3.01 to the contrary, if a Non-Employee Director first becomes eligible to participate in the Plan after the Deferral Election Deadline, but before the first day of the Service Year that begins in the calendar year in which the Non-Employee Director first becomes eligible to participate in the

Plan, the Non-Employee Director may, within the period beginning on the date the Non-Employee Director first becomes eligible to participate in the Plan and ending on the earlier of (i) 30 days after such date or (ii) the first day of such Service Year, elect to defer Director Fees that will be earned in such Service Year.
3.02	Amount of Deferral

Unless the Administrative Committee provides otherwise, a Non-Employee Director may defer all or none of his or her Director Fees, but not a portion of such Director Fees.

3.03	Crediting to Deferral Account

Except as provided below with respect to Prior Deferrals, Deferrals shall be credited to a Participant’s Deferral Account on the day such Director Fees would have otherwise been paid to the Participant in the absence of a Deferral Agreement. Deferrals credited to a Participant’s Deferral Account which are deemed invested in a Corporation phantom stock fund will be credited based on the closing price of the Corporation’s common stock on the New York Stock Exchange (or a successor thereto) on that day or the next Business Day if such day is not a Business Day. Prior Deferrals shall be credited to a Participant’s Deferral Account as of the Adoption Date.

3.04	Vesting

A Participant shall at all times be 100% vested in his or her Deferral Account.

3.05	Unforeseeable Emergency

Notwithstanding the foregoing provisions of this Article 3, in the event a distribution is made to the Participant due to an Unforeseeable Emergency, a Participant’s Deferral Agreement in effect at that time shall be cancelled and subsequent Deferrals under that Deferral Agreement shall cease.

ARTICLE 4. MAINTENANCE OF ACCOUNTS
4.01	Adjustment of Account
(a)	The Administrative Committee shall designate at least one investment fund or index of investment performance and may designate additional investment funds or investment indices (including a Corporation phantom stock fund) to be used to measure the investment performance of a Participant’s Deferral Account. The designation of any such investment funds or indices shall not require the Corporation to invest or earmark its general assets in any specific manner. The Administrative Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Participants’ rights under Section 6.01.

(b)	As of each Reporting Date, each Deferral Account shall be credited or debited with the amount of earnings or losses with which such Deferral Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Administrative Committee and elected by the Participant pursuant to Section 4.02 for purposes of measuring the investment performance of his or her Deferral Account. Any portion of a Participant’s Deferral Account deemed invested in a Corporation phantom stock fund shall be credited with dividend equivalents, as and when dividends are paid on the Corporation’s common stock. Any such dividend equivalents shall be deemed invested in additional shares of Corporation phantom stock, and such shares of phantom stock shall be deemed to be purchased on the day the dividends are paid by the Corporation.
4.02	Investment Elections

If the Administrative Committee designates more than one investment fund or indices under Section 4.01, Participants may designate the investment fund or indices that will be used to measure the investment performance of their Deferrals. Unless the Administrative Committee provides otherwise, such elections shall be made when the Deferral

Agreement is executed. Unless the Administrative Committee provides otherwise, a Participant’s investment election made with respect to Prior Deferrals shall continue to govern such Prior Deferrals
4.03	Changing Investment Elections of Amounts Held in Deferral Accounts

Unless the Administrative Committee provides otherwise, Participants may not change investment elections for amounts already deferred. If the Administrative Committee allows Participants to change their investment elections, such changes may only be made in accordance with Section 4.04 and such other terms and conditions as may be established by the Administrative Committee from time to time.

4.04	Compliance with Securities Laws and Trading Policies and Procedures

A Participant’s ability to direct investments into or out of a Corporation phantom stock fund shall be subject to such terms, conditions and procedures as the Plan Administrator may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), and other applicable requirements. Such procedures also may limit or restrict a Participant’s ability to make (or modify previously made) deferral and distribution elections under the Plan. In furtherance, and not in limitation, of the foregoing, to the extent a Participant acquires any interest in an equity security under the Plan for purposes of Section 16(b), the Participant shall not dispose of that interest within six (6) months, unless such disposition is exempted by Section 16(b) or any rules or regulations promulgated thereunder or with respect thereto. Any election by a Participant to invest any amount in a Corporation phantom stock fund, and any elections to transfer amounts from or to the Corporation phantom stock fund to or from any other investment fund or indices, shall be subject to all applicable securities law requirements, including but not limited to the those reflected in the prior sentence and Rule 16b-3, as well as all applicable stock trading policies and procedures of the Corporation. To the extent any election violates any securities law requirement, applicable trading policies and procedures of the Corporation, or any terms or conditions established from time to time by the Administrative Committee relating to such elections (whether or not reflected in the Plan), the election shall be void.

4.05	Individual Accounts

The Administrative Committee shall maintain, or cause to be maintained on its books, records showing the individual balance of each Participant’s Deferral Account. At least once a year each Participant shall be furnished with a statement setting forth the value of his or her Deferral Account.

4.06	Valuation of Accounts

(a)	The Administrative Committee shall value or cause to be valued each Participant’s Deferral Account as the Administrative Committee determines is necessary for the proper administration of the Plan.

(b)	Whenever an event requires a determination of the value of a Participant’s Deferral Account, the value shall be computed as of the date of the event, or if the date of the event is not a Business Day, the close of the next Business Day, except as otherwise specified in this Plan.

(c)	Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by a Participant with the Predecessor Corporation shall be deemed credited in full towards a Participant’s service and participation with the Company.

ARTICLE 5. PAYMENT OF BENEFITS
5.01 Time of Payment
(a)	Subject to the limitations in Section 5.01(b), each time a Participant elects to defer Director Fees, the Participant shall specify whether the deferred Director Fees will be allocated to the Participant’s Retirement Subaccount or In-Service Subaccount.
(1)	Retirement Subaccount. Except as otherwise provided in the Plan, amounts allocated to the Retirement Subaccount (after adjustment to reflect gains and losses during the deferral period) will be paid upon the first to occur of the Participant’s Retirement or death.

(2)	In-Service Subaccount. Except as otherwise provided in the Plan, amounts allocated to the In-Service Subaccount (after adjustment to reflect gains and losses during the deferral period) will be paid upon the first to occur of (A) a Business Day designated by the Participant (the “Specified Distribution Date”), (B) the Participant’s Retirement or (C) the Participant’s death. The Specified Distribution Date for the In-Service Subaccount shall be the Business Day designated by the Participant on his or her initial Deferral Agreement establishing the In-Service Subaccount; unless otherwise modified in accordance with the provisions of Section 5.01(c) or (e) below.
Unless the Administrative Committee provides otherwise, Participants may not bifurcate any one Service Year’s deferred Director Fees between the Retirement Subaccount and the In-Service Subaccount.

Prior Deferrals will be allocated to the Participants’ Retirement Subaccount and/or In-Service Subaccount as of the Adoption Date based on the payment election(s) then in effect with respect to such Prior Deferrals. If a Participant’s payment election(s) in effect with respect to Prior Deferrals as of the Adoption Date provides for payment at a specified date, that specified date shall be the Participant’s “Specified Distribution Date” for the Participant’s In-Service Subaccount.

(b)	Unless the Administrative Committee provides otherwise, (i) a Participant may have only one In-Service Subaccount established on his or her behalf (and only one Specified Distribution Date) at any one time and (ii) once a Participant has selected a Specified Distribution Date, the Participant may not select an additional Specified Distribution Date until the amounts in the Participant’s In-Service Subaccount have been distributed.

(c)	In accordance with such procedures as the Administrative Committee may prescribe, Participants may elect to delay the payment of amounts in the Participant’s In-Service Subaccount by specifying a new Specified Distribution Date, subject to the following limitations:
(1)	such election must be made at least 12 months prior to the Specified Distribution Date then in effect and such election will not become effective until at least 12 months after the date on which the election is made; and

(2)	the new Specified Distribution Date shall be a Business Day that is not less than five (5) years from the Specified Distribution Date then in effect.
Once a Participant’s election of a new Specified Distribution Date becomes effective, all amounts in the Participant’s In-Service Subaccount (whether allocated before or after the election of the new Specified Distribution Date) will be paid upon the first to occur of the new Specified Distribution Date, the Participant’s Retirement or the Participant’s death. A Participant may elect to delay a Specified Distribution Date pursuant to this Section 5.01(c) more than once, provided that all such elections comply with the provisions of this Section 5.01(c).

It is the Corporation’s intent that the provisions of this Section 5.01(c) comply with the subsequent election provisions in Code Section 409A(a)(4)(C), related regulations and other applicable guidance, and this Section 5.01(c) shall be interpreted accordingly. The Administrative Committee may impose additional restrictions or conditions on a Participant’s ability to elect a new Specified Distribution Date pursuant to this Section

5.01(c). The Participant may revoke or change his or her election pursuant to this Section 5.01(c) at any time prior to the deadline for making such election, subject to such restrictions as the Administrative Committee may establish from time to time. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee. For avoidance of doubt, a Participant may not elect to delay payment of amounts in the Participant’s Retirement Subaccount or transfer amounts between his or her Retirement Subaccount and his or her In-Service Subaccount.

(d)	Notwithstanding anything in the Plan to the contrary, if it is not possible to make payment on the date of the Participant’s Retirement or death, or the Specified Payment Date, as the case may be, payment shall be made as soon as practicable thereafter, but in all events subject to the following limitations:
(1)	payments to be made upon the Participant’s Retirement or death shall in no event be made later than (90) days after the date of Retirement or death, as the case may be, and

(2)	payments to be made on a Specified Distribution Date shall in no event be made later than the 15th day of the third calendar month following such Specified Distribution Date.

If payment is made within one of the periods described in this Section 5.01(d), neither the Participant nor any Beneficiary may elect, directly or indirectly, when within such period payment shall be made.

(e)	Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its discretion and subject to such terms and conditions as it may from time to time prescribe, allow Participants to change the time of payment of all or a portion of their Deferral Accounts in accordance with applicable transition relief provided with respect to Code Section 409A.

5.02	Method of Payment

The distribution of the Participant’s Deferral Account shall be made to the Participant or, if the Participant dies, to the Participant’s Beneficiary, in the form of a single lump sum cash payment.

5.03	Unforeseeable Emergency

Notwithstanding anything in the Plan or in a Deferral Agreement to the contrary, the Administrative Committee may, if it determines an Unforeseeable Emergency exists which cannot be satisfied from other sources, approve a request by the Participant for a withdrawal from his or her Deferral Account. Such request shall be made in a time and manner determined by the Administrative Committee. The payment made from a Participant’s Deferral Account pursuant to the provisions of this Section 5.03 shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts necessary to satisfy the emergency need must take into account any additional compensation that is available, other than additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but that has not actually been paid. This Section 5.03 is intended to comply with Code Section 409A, related regulations and any other applicable guidance and shall be interpreted accordingly so that distributions shall be permitted under this Section 5.03 only to the extent they comply with Code Section 409A.

5.04	Designation of Beneficiary

Each Participant shall file with the Administrative Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his or her death pursuant to Article 5. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s surviving spouse, if any, shall be the Participant’s Beneficiary, otherwise the Participant’s estate shall be the Participant’s Beneficiary, and shall receive the payment of the amount, if any, payable under the Plan upon the Participant’s death.

ARTICLE 6. AMENDMENT OR TERMINATION
6.01	Right to Amend or Terminate

Notwithstanding any Plan provision to the contrary, the Corporation may, by action of the Board, amend or terminate the Plan at any time; provided, however, that no such amendment or termination of the Plan that reduces a Participant’s Deferral Account shall be effective without the prior written consent of the Participants whose Deferral Accounts are reduced by the amendment or termination. To the extent consistent with the rules relating to plan terminations and liquidations in Treasury Regulation Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Board may provide that, without the prior written consent of Participants, all of the Participants’ Deferral Accounts shall be distributed in a lump sum upon termination of the Plan. Unless so distributed, in the event of a Plan termination, the Corporation shall continue to maintain the Deferral Accounts until distributed pursuant to the terms of the Plan and Participants shall remain 100% vested in all amounts credited to their Deferral Accounts.

ARTICLE 7. GENERAL PROVISIONS
7.01	Funding and Payment of Expenses

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation. The Administrative Committee may decide that a Participant’s Deferral Account may be reduced to reflect allocable administrative expenses.

7.02	Unsecured Interest

Neither the Corporation nor the Administrative Committee in any way guarantees the performance of the investment funds or indices a Participant may designate under Article 4. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments hereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

7.03	Facility of Payment

In the event that the Administrative Committee shall find that a Participant or Beneficiary is incompetent to care for his or her affairs or if a Beneficiary is a minor, the Administrative Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid on his or her behalf to his or her spouse, a child, a parent or other relative, and any such payment so made shall thereby be a complete discharge of the liability of the Corporation and the Plan for that payment.

7.04	Withholding Taxes

The Corporation shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

7.05	Noalienation

Subject to any applicable law and except as provided in Section 5.04, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

7.06	Construction and Governing Law
(a)	The Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws.

(b)	The masculine pronoun shall mean the feminine wherever appropriate. To the extent any section of the Code, Treasury Regulations or the Securities Exchange Act of 1934 or any rule promulgated under the Securities Exchange Act of 1934 that is referenced in the Plan shall be amended or superseded, such reference shall be deemed to be to the amended or superseding section or rule.

(c)	The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.
7.07	Discharge of Corporation’s Obligation

The payment by the Corporation of the benefits due under the Plan and/or any Deferral Agreement or Prior Deferral Agreement to the Participant or his or her Beneficiary shall discharge the Corporation’s obligation with respect thereto, and the Participant or

Beneficiary shall have no further rights under this Plan or the Deferral Agreements or Prior Deferral Agreements upon receipt by the appropriate person of all such benefits.
7.08	Successors

The Plan shall be binding upon the successors and assigns of the Corporation, whether such succession is by purchase, merger or otherwise.

ARTICLE 8. ADMINISTRATION
8.01 Administration

(a)	The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising under the Plan, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan.

(b)	The Administrative Committee may delegate all or part of its administrative duties to one or more persons, whether or not such person or persons are members of the Administrative Committee or employees of the Corporation. The Administrative Committee (and, to the extent consistent with the scope of delegated administrative authority, the person or persons delegated authority hereunder) may engage agents and representatives, including recordkeepers and legal counsel, in connection with the administration of the Plan. To the extent permitted by law, the Administrative Committee and the person or persons delegated administrative authority under the Plan shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

(c)	It is the intent of the Corporation that the Plan complies with Code Section 409A, related regulations and other applicable guidance promulgated with respect thereto and the provisions of the Plan shall be interpreted to be consistent therewith. Without limiting the foregoing, a Participant shall not be deemed to have experienced a Retirement until the Participant has had a “separation from service,” as that term is used in Code Section 409A(a)(2)(A)(i) and defined in related regulations or other applicable guidance.